Exhibit 99.1

October 21, 2023

Re: Tender offer by a third party for Pacific Oak Strategic Opportunity REIT, Inc. shares
Dear Stockholder:
You may soon receive, or may already have received, correspondence from Comrit Investments 1, LP (the “Bidder”) and/or its affiliates relating to a tender offer by the Bidder to purchase your shares (“Shares”) of Pacific Oak Strategic Opportunity REIT, Inc. (the “REIT”). The Bidder has informed us that its offer price will be $6.50 per share (the “Offer Price”). We believe the Offer Price is substantially below the value of the Shares and recommend against selling your Shares at that price.
To decline the Bidder’s tender offer, simply ignore it. You do not need to respond to anything.
In arriving at our recommendation against selling your Shares to the Bidder, we considered the following:
Estimated Value of Shares
•On December 2, 2022, the REIT’s board of directors approved an updated estimated value per share (the “EVPS”) of the REIT’s common stock of $10.50. For a full description of the methodologies and assumptions used to value the REIT’s assets and liabilities in connection with the calculation of the EVPS, see the REIT’s Current Report on Form 8-K filed on December 8, 2022, which can be found in the “Investor Information” section of the REIT’s website, www.sorinvinfo.com.
•The value of the REIT’s shares will fluctuate over time in response to developments related to individual assets in the REIT’s portfolio and the management of those assets and in response to the real estate and finance markets. In particular, since the EVPS was last calculated, the U.S. office property market has continued to experience multiple challenges which have negatively impacted office property values. In light of these continued negative trends in the office property market, our office property values and the net asset value of our shares may be lower than previously calculated. The REIT expects to calculate an updated EVPS to be presented to the REIT’s board of directors for approval in December of 2023. While the updated EVPS has not yet been calculated, and may be lower than the December 2, 2022 EVPS, the REIT’s management believes the Offer Price is substantially below the value of the shares.
•Tendering stockholders whose shares are accepted for payment will lose the opportunity to participate in any potential future upside and future growth of the REIT with respect to such shares and will lose the right to receive any future distributions or dividends that we may declare and pay.
Liquidity Situation
•As of June 30, 2023, we had unfulfilled requests to redeem 14,713,069 Shares due to the share redemption program (the “SRP”) funding limitations. During the year ended December 31, 2022, no funding was made available for the SRP, excluding funding reserved for redemptions in connection with a stockholder’s death, qualifying disability or “determination of incompetence” (“DDI”). On May 11, 2023 and August 10, 2023, our board of directors approved an additional $2.0 million and $4.0 million of funds, respectively, for DDI redemption requests. All DDI redemption requests in 2021 and 2022 totaling $10.2 million were satisfied.
•If future redemption requests exceed the amount of funding available under the SRP and any additional funding made available under one or more self-tender offers, the number of unfulfilled redemption or repurchase requests will increase over time. As of the date of this letter, we had an aggregate $3.5 million available under the SRP for redemptions in 2023, all of which is reserved exclusively for DDI redemptions.
•However, we continue to monitor the number of redemption requests and funding levels for the SRP. As we did in prior instances when our board of directors authorized additional funds for the redemption of shares, we will continue to consider the liquidity available to stockholders going forward, balanced with other long-term interests of the stockholders and the REIT. We are continuing to evaluate possible strategic alternatives to provide additional liquidity to stockholders, including but not limited to listing the REIT’s shares on a public US or other stock exchange, negotiating, or procuring the sale of certain properties in the REIT’s portfolio, and other strategies.
•In 2022, the REIT closed on assets sales resulting in approximately $148.9 million in net proceeds. From these proceeds, the REIT’s board of directors authorized $8 million in funding for the SRP during the year ended December 31, 2022, all of which is reserved exclusively for DDI redemptions. Most of the remainder was used to reduce the REIT’s obligations and to invest in new opportunities and capital projects. The REIT intends to continue to use the net proceeds from such sales to provide liquidity for stockholders who desire it, new opportunistic investments, capital projects and the reduction of existing obligations, as well as other general corporate purposes.
•We believe that the Bidder’s offer is meant to take advantage of the illiquidity of our Shares by buying your Shares at a price significantly below their fair value in order to make a significant profit.
Please be aware that the Bidder is in no way affiliated with the REIT, our external advisor, Pacific Oak Capital Advisors, LLC, or our dealer manager, Pacific Oak Capital Markets, LLC.
We urge you to consult your financial professional and exercise caution with respect to this and other mini-tender offers. Mini-tender offers are offers to purchase less than 5% of a company’s outstanding shares. The SEC has cautioned investors about offers of this nature. Additional information about mini-tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.
In order to avoid the cost of mailing, we have posted our response in the Investor Information section at www.sorinvinfo.com. If you have any questions related to the tender offer, please contact Pacific Oak Capital Markets, LLC at 1-866-722-6257.
We thank you for your investment in the REIT.
Sincerely,

Peter McMillan III
President and Chairman of the Board

Forward-Looking Statements
The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The REIT intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the REIT and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The REIT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The REIT makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management. The REIT can provide no assurances as to its ability to redeem shares under its share redemption program or repurchase shares pursuant to self-tender offers or the future values of the Shares. The REIT’s board of directors can amend, suspend or terminate the share redemption program at any time upon 10 business days’ notice. The valuation methodology for the REIT’s real estate properties assumes the properties realize the projected cash flows and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the valuation estimates used in calculating the estimated value per share are best estimates as of December 2, 2022, the REIT can give no assurance in this regard. These statements also depend on factors such as: future economic, competitive and market conditions; the REIT’s ability to maintain occupancy levels and rental rates at its real estate properties; the REIT’s ability to provide additional liquidity to stockholders; and other risks identified in Part I, Item IA of the REIT’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent periodic reports, as filed with the SEC. Actual events may cause the value and returns on the REIT’s investments to be less than that used for purposes of the REIT’s estimated value per share.

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